Exhibit 10.1

May 18, 2020

Jay Geldmacher

Re:	Employment Agreement Letter

Dear Jay:

I’ve enjoyed getting to know you through our search process and look forward to working together. Your experience and skills are strong complements to Resideo. And your personal style, directness and integrity will earn the respect of your team and all of our constituents.

I am pleased to confirm our offer to you to become President and Chief Executive Officer of Resideo Technologies, Inc. (“Resideo” or the “Company”). This letter agreement (the “Agreement”) will not become effective and binding until your execution of this Agreement. You will be appointed to the Board effective upon commencement of your employment as President and Chief Executive Officer consistent with the Company’s governing documents. The effective date of your employment will be May 28, 2020 (“Effective Date”), subject to the terms and conditions of this letter agreement (the “Agreement”).

In connection with your new role, you will be entitled to the following compensation and benefits package, which has been approved by the Compensation Committee of the Board (the “CC”).

COMPENSATION

Base Salary: Your annual base salary will be $900,000. Base salary reviews occur annually, salary may be increased but not decreased and any increases are generally at the end of the first quarter of the calendar year. Increases are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2021.

Annual Incentive Compensation: Your target incentive compensation opportunity will be 150% of your annual cash base salary earnings during each year, with a maximum opportunity of no less than 200%. Your 2020 annual incentive will be paid at no less than your pro-rated target incentive amount. Incentive compensation awards are paid in the first quarter of the following year (e.g., in the first quarter of 2021 for 2020 services).

Annual Long-Term Incentive Awards: For 2020, you will be granted a long term incentive award on the Effective Date equal to a pro-rata portion of a $5.2M LTI target based on the number of days you are employed in the year 2020 (“Pro-Rata 2020 LTI Award”). With respect to your Pro-Rata 2020 LTI Award: 10% will be issued as time-based restricted stock units (“RSUs”), 15% will be issued as stock options (“Options”) and 25% will be issued as performance-based restricted stock units (“PRSUs”) with measurements and goals as implemented for the Resideo executive team, provided that the PRSUs will include a maximum opportunity of 200% of target. The RSUs, Options and PRSUs shall be granted under, and shall be subject to the terms of, the applicable stock incentive plan, relevant award agreements, and the terms provided herein, and will vest on the third anniversary of the grant date, provided that you continue to be employed by Resideo on such vesting date.

In addition, you shall be eligible for a cash bonus of 50% of Pro-Rata 2020 LTI Award, which will be earned by and paid to you within thirty (30) days following the third annual anniversary of the Effective Date so long as you remain employed; provided that if your employment is terminated without cause (as defined in the Resideo Technologies, Inc. Severance Plan for Designated Officers) or you resign for Good Reason, as defined on Addendum B, or if your employment terminates due to your death or disability, you will receive a pro-rated amount of such cash bonus based on the number of full months you worked from the Effective Date through your employment separation date divided by 36, payable within thirty (30) calendar days following your termination of employment.

Beginning in 2021 you will be eligible for annual long-term incentive (“LTI”) awards, consistent with what is delivered to the executive team, consisting of stock options, time based restricted stock units and performance based restricted stock units, or some combination thereof, as determined by the CC in its discretion. The actual size and mix of your annual LTI awards will be determined by the CC based on your performance and market factors. The terms of all LTI awards are governed by the terms of the applicable stock plan, the relevant award agreements and the terms provided herein. Moreover, Resideo and the CC reserve the right to modify the design or mix of the LTI award program in the future.

SIGN-ON AWARDS

In recognition of the equity compensation you are leaving at your current employer, you will receive a cash sign-on bonus of $2,000,000, payable on the first regularly scheduled payroll date following the commencement of your employment. By signing this Agreement below, you agree to repay Resideo the prorated component of the sign-on bonus previously paid to you if you resign your employment for any reason other than Good Reason, as defined on Addendum B, or are terminated for cause (as defined in the Resideo Technologies, Inc. Severance Plan for Designated Officers) before completing twenty-four (24) months of employment with Resideo. This repayment obligation is reduced ratably over the first twenty-four (24) months of your employment after the commencement of your employment, and due within ten (10) calendar days after your employment separation date. If you do not repay Resideo the sign-on bonus when due, you authorize Resideo to deduct the repayment owed from your final paycheck or from any other monies payable to you by Resideo.

You are eligible for a payment equivalent to the amount of forfeited pro-rata Q2 bonus from your current employer, up to $90,000; provided that the amount actually paid to you shall be no more than the amount you advise Resideo in writing you would have received from your current employer but for your departure from your current employer. This amount will be paid within thirty (30) days after submission of your written advice.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

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Executive Physical: You will be eligible for an annual executive physical and related health concierge program, with such annual executive physical performed at the Mayo Clinic, Scottsdale, AZ, subject to an annual cap on expenses of $5,000.

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Private Jet Usage for Business Purposes: The Company will pay the cost of private jet travel for business purposes to the extent necessary for you to perform the duties of Chief Executive Officer and for business efficiency and your health, safety and security. Any commercial business travel will be conducted via first class on commercial airliners and otherwise in compliance with the Company’s travel and expense policies. The Company will pay the cost for your reasonable use of private jet travel for purposes of commuting from your home or other location to and from the Company’s headquarters and other business locations, and will provide additional payments to you on a fully grossed up basis to cover resultant federal, state and local income taxes, when and to the extent, if any, that such taxes are payable by you with respect to such private jet travel.

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Officer Severance: You will be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”); provided further that for purposes of the Officer Severance Plan, your termination of employment for Good Reason, as defined on Addendum B, will constitute a Covered Termination as set forth in the Officer Severance Plan for all periods prior to a Change in Control (as defined in the Officer Severance Plan). You will be required to execute a release of claims in favor of Resideo and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving officer severance benefits. Your equity award agreements granted during your employment with the Company shall provide that in the event of a change in control, awards that are assumed shall be subject to accelerated vesting in full if, within 24 months following such change in control, your employment is terminated without cause or you resign for good reason. If the awards are not assumed following a change in control, they shall vest in full immediately. In the event the Officer Severance Plan is amended or altered after the Effective Date of this Agreement, you shall receive the greater of severance pay and benefits provided under either the Officer Severance Plan then in effect or the Officer Severance Plan in effect as of the Effective Date of this Agreement.

•	Benefits and Perquisites. You will be entitled to participate in Executive level benefit and perquisite plans.

•	Legal Expenses. You will be entitled to reimbursement for your legal expenses and expenses associated with the negotiation and documentation of this Agreement, up to a maximum of $37,500.

Details of additional executive benefits are outlined in the attached Addendum A.

INTELLECTUAL PROPERTY AGREEMENT

As a condition of this employment offer, you are required to execute, in the form attached hereto, the California version of Resideo’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”).

RELOCATION

You agree to relocate to the area of the Company’s corporate headquarters within a time frame that is mutually agreeable to you and the Board following your commencement of employment. You will be provided temporary housing in the area of the Company’s corporate headquarters for a period not to exceed twelve (12) months, and be eligible for additional relocation assistance in accordance with the Company’s Officer Level relocation guidelines. Your temporary housing costs for the first twelve (12) months in excess of the amount covered under the Company’s Officer Level shall be reimbursed up to a maximum of $75,000. You may contact our relocation vendor at any time after you return this signed Agreement to initiate the relocation process. You agree that as a condition of and in consideration of such relocation assistance, you will, following your relocation, sign a Resideo Technologies, Inc. Noncompete Agreement for Senior Executives and a non-California version of the Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information in the forms substantially similar to the agreements attached hereto; provided that for purposes of the list of corporations or entities that constitute Competing Businesses, the reference to Alphabet shall be limited to the Nest Labs business and the reference to Amazon shall be limited the Ring business.

INDEMNIFICATION and D&O

You will be indemnified and receive advancement of expenses as available under the Company’s bylaws currently in effect. You will be covered by the Company’s directors and officers insurance.

BOARD MEMBERSHIPS

As a condition of employment, you agree to comply with Resideo’s policy regarding outside board membership; provided that you may continue to serve on those public company boards of directors on which you are currently a director until such time as you and the Resideo Board mutually determine that you will resign from one such board of your choosing to comply with the Company’s governance guidelines, which require that the CEO serve on no more than two (2) public company boards, including the Resideo Board.

INCOME TAXES

You are liable for any federal and state income taxes applicable to this Agreement, except for the tax gross-up payments associated with private jet usage as provided above, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this Agreement and the IP Agreement via DocuSign.

Our employees are at the core of everything we do. We have a diversified global workforce of almost 13,000 talented professionals. Each of them is dedicated and committed to delivering for our customers, continuing to innovate and pushing this industry forward.

Jay, we very much look forward to working with you. Your experience and background will be assets to our Company and we sincerely hope that you will accept this Agreement and join us.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Sharon Wienbar

Chairman of the Compensation Committee

Resideo Board of Directors

Read and Accepted:

/s/ Jay Geldmacher	May 18, 2020
JAY GELDMACHER	Date

All businesses experience changing conditions. Accordingly, your employment with Resideo will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Resideo may terminate your employment at any time.

The descriptions of benefits and perquisites described in this Agreement (including Addendums A and B) are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

ADDENDUM A

EMPLOYEE BENEFITS

401(k) Plan: Upon employment, you are eligible to participate in the Resideo 401(k) Plan (“401(k) Plan”). Please refer to the 401(k) Plan’s SPD for further details about your contributions and the Company’s match.

The Company’s matching contribution is fully vested after three (3) years of service at Resideo.

You will be able to direct the investment of your contributions to the 401(k) Plan among a number of attractive investment opportunities.

Medical, Dental and Vision Plans: Resideo’s medical, dental and vision plans provide competitive and comprehensive coverage.

Short-Term Disability (STD): A benefit of up to 6 months base salary will be provided.

Long-Term Disability (LTD): The Company will provide a fully contributory long-term disability plan that replaces 60% of your base salary (up to a monthly cap).

Life Insurance:

•	Group Life will be provided on a non-contributory basis in an amount equal to one and one-half (1-1/2) times your base salary. Additional life insurance is available on a contributory basis.

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Accidental Death and Dismemberment insurance will be provided on a non-contributory basis in an amount equal to one and one-half (1-1/2) times your base salary. Additionally, Accidental Death and Dismemberment insurance is available on a contributory basis.

•	Business Travel Accident insurance is provided on a non-contributory basis, and provides a death benefit in the case of a business-related accident.

Executive perquisites and employee benefits will terminate as of your last day of active employment except to the extent otherwise provided in the applicable plan document or as required by law.

Vacation and Holidays:

•	Vacation time can be scheduled with manager approval based on business priorities and personal needs, without pre-set maximums

•	All U.S. sites will have 12 days off for holidays (7 fixed holidays and 5 designated floating holidays)

ADDENDUM B

GOOD REASON DEFINITION

For purposes of this Agreement, “Good Reason” means for any termination of your employment due to any of the follow reasons:

(1) your failure to serve as the most senior executive of the Company and its affiliates, the assignment to you of any duties inconsistent in any material respect with your position, any material diminution in your position, authority, duties, or responsibilities, or your ceasing to report directly and exclusively to the Board or, if the Board is not the board of the ultimate parent company of the Company and its affiliates, the ultimate parent company of the Company and its affiliates;

(2) a reduction in your annual base salary or target annual incentive compensation opportunity from the amounts set forth in this Agreement;

(3) the Company’s requiring you to be based at any office or location that is greater than 25 miles away from the Company’s headquarters; or

(4) any other material breach of this Agreement by the Company.

Notwithstanding the foregoing, no resignation shall be for “Good Reason” unless you shall have delivered to the Company notice of the event(s) or circumstance(s) alleged to constitute “Good Reason” within 90 days of your knowledge of such event or circumstance and the Company shall have failed to cure such event or circumstance within 30 days following its receipt of such notice.